UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) March 4, 2010
NORDSTROM, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

WASHINGTON	001-15059	91-0515058

(STATE OR OTHER JURISDICTION	(COMMISSION FILE	(I.R.S. EMPLOYER
OF INCORPORATION)	NUMBER)	IDENTIFICATION NO.)

1617 SIXTH AVENUE, SEATTLE, WASHINGTON	98101
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)
REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE (206) 628-2111
INAPPLICABLE
(FORMER NAME OR FORMER ADDRESS IF CHANGED SINCE LAST REPORT)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
On March 4, 2010 Nordstrom posted on the Investor Relations section of its website at www.nordstrom.com additional information related to the sales and returns alignment. The press release and the information related to the sales and returns alignment set forth under Item 7.01 of this Current Report on Form 8-K are hereby incorporated by reference into this Item 2.02.
ITEM 7.01 REGULATION FD DISCLOSURE
On March 4, 2010, Nordstrom, Inc. issued a press release announcing its preliminary February 2010 sales. A copy of this press release is attached as Exhibit 99.1.
SALES AND RETURNS ALIGNMENT
Prior to February 2010, merchandise purchased from our online store that was later returned at our full-line stores was reported as a deduction from full-line sales. Recent technology investments have enabled enhanced internal reporting. As a result, beginning in February 2010 we now deduct these returns from Direct sales instead of from full-line sales in order to better align sales and sales returns within each channel. For purposes of calculating 2010 same-store sales results, 2009 net sales results for both full-line and Direct channels have been revised to reflect this realignment of returns. This realignment of sales returns between channels has no effect on total sales at a company level and does not materially affect previously reported same-store sales. The revised quarterly 2009 net sales for Direct and the Retail Stores segment (which includes our full-line and Rack stores) are as follows:
2009 Sales and Returns Alignment (in millions)

	2009 Direct Sales			2009 Retail Stores Sales
	As Reported	Returns Alignment	Revised	As Reported	Returns Alignment	Revised
Q1	$149	$(45)	$104	$1,583	$45	$1,628
Q2	179	(51)	128	2,040	51	2,091
Q3	185	(60)	125	1,661	60	1,721
Q4	286	(79)	207	2,280	79	2,359

YTD 2009	$799	$(235)	$564	$7,564	$235	$7,799

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORDSTROM, INC.
By:	/s/ Robert B. Sari
Robert B. Sari
Executive Vice President, General Counsel and Corporate Secretary

Dated: March 4, 2010

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION
99.1	Nordstrom February 2010 Preliminary Sales Release, dated March 4, 2010.